Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2015, incorporated by reference herein, with respect to the consolidated and combined balance sheets of California Resources Corporation as of December 31, 2014 and 2013, and the related consolidated and combined statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2014, and to the reference of our firm under the heading “Experts.”

/s/KPMG LLP
KPMG LLP
Los Angeles, California
December 21, 2015